UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Steven Retterath
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Additional Soliciting Materials

On February 19, 2013, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2013 Annual Meeting to be held on Thursday, April 4, 2013 (the "Proxy Statement"). The Proxy Statement includes a proposal to amend the Company's operating agreement and election of directors. On or about March 28, 2013, Mr. Retterath sent a letter to many of the Company's members, both by electronic mail and FedEx, advocating against the proposal to amend the Company's operating agreement and against a nominee. The letter Mr. Retterath sent is set out in the attached exhibit.

WHY PROPOSAL TWO AUTHORED BY DOUGLAS LINDAMAN, & VOTING FOR WALT WENDLAND HURTS YOU!
Dear Homeland Shareholders:
Recently you received correspondence from Douglas Lindaman and Walt Wendland. If you took the time to read them you may not realize you didn't get the whole story. I have also enclosed a lawsuit filed against Homeland Energy Solutions, LLC, Kevin Howes, David Finke and Walter Wendland.
The letter received from Mr. Lindaman is a “Misleading Scheme” to erase the checks and balances of the investor (owners) of Homeland Energy. This solicitation improperly informs the investors (owner's) of Homeland Energy's current and future condition. The objection and criteria of the solicitation for voting is in a manner not in favor of the investors (owners). By publicly deceiving the investors (owners), through a means of slandering an owner (me) who's sole objective is “to make a profit” and assure his partners the same objective.
True investor (owner) protection requires mechanisms to deter and prevent deceptive practices before they begin. At present, Mr. Wendland acts as President for Homeland Energy and CEO for both Golden Grain and Homeland Energy. He wants more control with a Board seat at Homeland. Mr. Wendland is currently looking to add yet another position as the president of the RFA in the coming year. It appears that Mr. Wendland wants a full-time salary for working part-time from Homeland Energy.
The Deception and Misinformation authored about Proposition Two is trying to deceive the investor (owners) with a slanted approach to the facts. With the Operating Agreement in its current capacity, we as investor (owners) have a voice in the membership. Voting for Proposal Two and giving Mr. Wendland a Board seat gives him & his associate's total control of our company. In 2012 not a single distribution was made. In 2011 when the company profited $36 million dollars, only $12 million dollars in distribution where given. This pattern can be seen in years prior when profit is made and no distribution is given.
This solicitation letter exacerbates investor (owners) vulnerability of losing control of the company's oversight and guidance. In its context, it is easy to see that the author is using general solicitation and misleading information to sway the vote without putting the facts together. While you and I have similar interest in earning a return on our investment. Proposal Two allows individuals who do not have “skin in the company” to take power away from the investors (owners).
With Proposal Two changing the operating agreement as it currently stands we risk the voice of the investor (owners) from being heard. With the ever-escalating price of corn charged by farmers and Mr. Wendland, your investment may become WORTHLESS, If Proposal Two is passed.
Giving Mr. Wendland a board seat and voting in favor of Proposal Two will allow them to only care about their salaries and unlimited control. Voting for Proposal Two is absolutely NOT in the best interests of the INVESTOR (owner). Without striking down Proposal Two “non skin in the company” individuals will take more control of the company.
If you have reviewed the lawsuit you will realize that discovery and interrogatories have put these defendant employees in a conflict of interest to our Code of Ethics and just good conduct.
If you have already voted, you can come to the Annual Meeting personally on April 4, 2013 at Kolby's Dine & Stein, 503 W. Milwaukee Street, New Hampton, Iowa, 50659. Registration and lunch for the 2013 Annual Meeting will begin at noon. The 2013 Annual Meeting will commence at approximately 1:00 P.M. to change your vote in person.
I too born in Iowa, raised on a farm took those ethics and values I learned and went on to earned a living in my own business. I took those hard earned dollars and reinvested them in Iowa. I hope that in light of this new information, you will see how important it is to join me as one of the investors (owners), and VOTE AGAINST Proposal Two and Walt Wendland, to give the investors an unencumbered voice on the Board.
Steve Retteath
Investor (Owner)

IN THE IOWA DISTRICT COURT FOR CHICKASAW COUNTY

TINA HASKENHOFF, Plaintiff, vs. HOMELAND ENERGY SOLUTIONS, LLC, KEVIN HOWES, DAVID FINKE, and WALTER WENDLAND, Defendants.	Case No. LACV003218 **PETITION AT LAW AND JURY DEMAND**

FILED
2013 FEB 13 AM 9:23
CLERK OF COURT
CHICKASAW COUNTY

COMES NOW the Plaintiff, Tina Haskenhoff, and for her causes of action hereby states the following:

INTRODUCTION

1. This is an employment discrimination action challenging Defendants' sexual harassment, sex discrimination and retaliation against Plaintiff, in violation of the Iowa Civil Rights Act.

2. Plaintiff Tina Haskenhoff is a citizen and resident of Sumner, Bremer County, Iowa.

3. Defendant Homeland Energy Solutions, LLC ("Homeland"), is an Iowa limited liability corporation, doing business in Chickasaw County, Iowa.

4. Defendant Kevin Howes is a citizen and resident of Nora Springs, Floyd County, Iowa.

5. Defendant David Finke is a citizen and resident of Waverly, Bremer County, Iowa.

1

6. Defendant Walter Wendland is a citizen and resident of Mason City, Cerro Gordo County, Iowa.

7. Venue is appropriate in this District under Iowa Code section 216.16(5), as the discriminatory acts of which Plaintiff complains occurred in Chicksaw County, Iowa.

PROCEDURAL REQUIREMENTS

8. On approximately May 21, 2012, within 300 days of the acts of which she complains, Plaintiff filed charges of employment discrimination against Defendants with the Iowa Civil Rights Commission.

9. On approximately December 19, 2012, less than 90 days prior to the filing of this Petition, the Iowa Civil Rights Commission issued an Administrative Release with respect to Plaintiff's charges against Defendants.

FACTS

10. Plaintiff Tina Haskenhoff is a female, protected from discriminatory practices by state law.

11. On approximately February 14, 2009, Defendant Homeland Energy Solutions, LLC ("Homeland"), hired Tina to work as a Lab Manager at Homeland's facility in Lawler, Iowa.

12. Defendant Kevin Howes, Plant Manager of Homeland's Lawler facility, was Tina's supervisor.

13. Howes made sexually explicit comments to and about Tina throughout her employment.

14. Howes and other Homeland employees openly commented about Tina's breasts and buttocks, speculated about what it would be like to engage in sexual activities with Tina,

2

placed bets about whether Tina had tattoos and the location of such tattoos, and pondered whether or not Tina shaved her pubic hair.

15. During a Homeland function at a St. Louis Cardinals baseball game in St. Louis, Missouri, Howes covertly photographed Tina's cleavage without her knowledge or consent.

16. After Tina discovered what he had done and objected, Howes laughed and threatened to post the photograph on Facebook and to distribute the photograph to various vendors at the game.

17. On June 28, 2011, at a work-related dinner function, Howes motioned to a colleague who was sitting next to Tina. Howes gave a "thumbs up" to the colleague, raised his eyebrows and nodded his head, conveying to the colleague that the colleague should sexually proposition Tina.

18. In August 2011, at the start of a business meeting, Howes commented that since a male Homeland employee had plans to go on many fishing and hunting trips, he should buy a gas-powered vibrator for his girlfriend.

19. Howes told other Homeland employees that Tina walked around with "her tits stuck out" and that she "loved the attention" he showed her.

20. Howes used garden vegetables to simulate a penis. He held a zucchini to his crotch and told Tina she probably wanted to take "that one" home.

21. Referring to the same garden vegetables, with the implication that the vegetables were male genitalia, Howes commented that he should probably keep female Homeland employees away from the zucchini.

3

22. Howes polled Homeland employees to determine which employees thought Tina wore a bikini. He shared with other employees his desire for Tina to wear a bikini on a company canoeing trip.

23. Howes regularly attempted to discuss with Tina the sexual physical attributes of female Homeland employees and/or business associates.

24. Howes commented that a woman he was interviewing for a job had no chance at being hired because she was unattractive.

25. Mecindo Salinas, a Homeland employee, sent several pornographic text/multimedia messages to Tina. One such message showed a woman performing fellatio on a man, the man pulling the woman's mouth away and slapping her across the face, then the man shoving her mouth back down on his penis.

26. On August 17, 2011, Tina filed a formal complaint of sexual harassment against Howes with Homeland's human resources department.

27. On August 18, 2011, Tina met with human resources manager Sarah Frein, as well as Homeland President and CEO, Walter Wendland.

28. Wendland responded to Tina's complaints with excuses. He was dismissive and seemed entirely unconcerned with Howes' atrocious conduct or what Tina had been through.

29. However, Frein and Wendland promised to conduct an investigation into Tina's complaints.

30. On August 30, 2011, Defendants called Tina in to meet with David Finke, Chief Financial Officer and head of human resources for Homeland, as well as Wendland, *and Kevin. Howes, the man who was harassing her.*

4

31. During the meeting, Finke and Wendland informed Tina that they had verified many of her complaints.

32. Finke and Wendland claimed that Howes had been disciplined for sexually harassing her.

33. Finke and Wendland then disciplined Tina for allegedly reacting "unprofessionally" to Mr. Howes' sexual harassment of her.

34. Finke and Wendland presented Tina with an "investigation follow-up" document, which explained that Tina had placed her own employment in jeopardy when she did not react to being sexually harassed by her boss in the way Defendants thought she should have reacted.

35. In this same meeting, Defendants allowed Howes to discipline her as well. Howes presented Tina with a formal disciplinary write-up, accusing her of multiple incidents of misconduct which had never before been communicated to her.

36. Howes' accusations were generally false or greatly exaggerated, and Tina aggressively disputed them despite the humiliating, hostile, and intimidating atmosphere.

37. Howes eventually acknowledged that much of the information contained in the write-up was inaccurate.

38. The truth notwithstanding, Howes put Tina on probation for a term of ninety days.

39. Defendants thus ratified Howes' sexual harassment of Tina and conspired with Howes to retaliate against Tina and send her the crystal clear message that any further objections to sexual harassment in the workplace by her or by other women would not be tolerated.

40. Tina reasonably believed that Howes would be permitted to continue sexually harassing her, that Defendants would continue to exact retaliation against her, and that there was

5

no hope she would be treated fairly or allowed the same future employment opportunities as men or as people who had not complained about sexual harassment.

41. Tina did not know of anyone connected with Homeland with more power than Wendland, Finke, and Howes to whom she could turn for help.

42. Tina reported to work on August 31, 2011, and began performing her duties.

43. It quickly became apparent that other employees were avoiding Tina and acting strangely around her.

44. At approximately 2:00 p.m., Tina tearfully confronted Finke about the Defendants' failure to protect her from Howes and about their active participation in retaliating against her.

45. As it had become obvious that Defendants' illegal conduct would continue and she had no place else to turn, Tina turned in her hard hat and radio and walked out.

46. Finke made no effort to stop Tina from leaving.

47. Within five minutes of her departure and without speaking further with Tina, Finke sent an email to all Homeland employees, announcing the news that Tina was no longer their employee.

48. Defendants thus constructively discharged Tina on August 31, 2011.

49. Walter Wendland was an employee and agent of Homeland, acting at all material times in the scope of his employment and agency.

50. Kevin Howes was an employee and agent of Homeland, acting at all material times in the scope of his employment and agency.

51. Mecindo Salinas was an employee and agent of Homeland, acting at all material times in the scope of his employment and agency.

6

52. Sarah Frein was an employee and agent of Homeland, acting at all material times in the scope of her employment and agency.

53. David Finke was an employee and agent of Homeland, acting at all material times in the scope of his employment and agency.

COUNT I
VIOLATION OF THE IOWA CIVIL RIGHTS ACT
SEXUAL HARASSMENT, SEX DISCRIMINATION AND RETALIATION

54. Plaintiff reallages paragraphs 1 through 53 as if fully set forth herein.

55. Defendants subjected Plaintiff to harassing and discriminatory conduct.

56. Plaintiff's gender was a motivating factor in the discrimination and harassment.

57. Plaintiff complained to Defendants about the sexual harassment she suffered and otherwise opposed practices made unlawful by the Iowa Civil Rights Act.

58. Defendants retaliated against Plaintiff by discriminating against her, disciplining her, putting her on probation, and constructively discharging her.

59. Plaintiff's complaints of sexual harassment were a factor motivating Defendants' retaliation against her.

60. As a result of Defendants' acts and omissions, Plaintiff has in the past and will in the future suffer injuries and damages including, but not limited to, mental and emotional distress, fear, anguish, humiliation, feelings of betrayal, intimidation, embarrassment, lost enjoyment of life; lost wages, benefits, future earnings, and other emoluments of employment.

61. Defendants acted with willful and wanton disregard for Plaintiff's rights.

WHEREFORE, Plaintiff demands judgment against Defendants, jointly and severally, in an amount which will fully and fairly compensate her for her injuries and damages, for punitive damages in an amount sufficient to punish Defendants and to deter them and others from similar

7

behavior in the future, for prejudgment and postjudgment interest, for attorney's fees and expenses, for the costs of this action, for appropriate equitable and injunctive relief, and for such other relief as may be just in the circumstances and consistent with the purpose of the Iowa Civil Rights Act.

JURY DEMAND

COMES NOW the Plaintiff and hereby requests a trial by jury.

FIEDLER & TIMMER, P.L.L.C.

Brooke Timmer AT0008821
brooke@employmentlawiowa.com
Whitney Judkins AT0010357
whitney@employmentlawiowa.com
2900 – 100th Street, Suite 209
Urbandale, IA 50322
Telephone: (515) 254-1999
Facsimile: (515) 254-9923
ATTORNEYS FOR PLAINTIFF

8